As filed with the Securities and Exchange Commission on August 27, 2024

Registration No. 333-270906

Registration No. 333-263400

Registration No. 333-253527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270906

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263400

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253527

UNDER

THE SECURITIES ACT OF 1933

NEXIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2518457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Verdolino & Lowey, P.C. 124 Washington Street, Suite 101 Foxborough, Massachusetts	02035
(Address of Principal Executive Offices)	(Zip Code)

2017 Equity Incentive Plan, as amended

2018 Equity Incentive Plan, as amended

2021 Equity Incentive Plan

(Full title of the plans)

Craig Jalbert

President

NexImmune, Inc.

c/o Verdolino & Lowey, P.C.

124 Washington Street, Suite 101

Foxborough, MA 02035

(508) 543-1720

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

John T. Rudy, Esq.

Matthew T. Simpson, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by NexImmune, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•

Registration Statement on Form S-8 (No. 333-270906), filed with the Commission on March 28, 2023, pertaining to the registration of 52,156 shares of Common Stock of the Company, relating to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).

•

Registration Statement on Form S-8 (No. 333-263400), filed with the Commission on March 9, 2022, pertaining to the registration of 45,657 shares of Common Stock of the Company, relating to the 2021 Plan.

•

Registration Statement on Form S-8 (No. 333-253527), filed with the Commission on February 25, 2021, pertaining to the registration of 192,397 shares of Common Stock of the Company, relating to the Company’s 2017 Equity Incentive Plan, as amended, 2018 Equity Incentive Plan, amended, and 2021 Plan.

All of the share numbers set forth above reflect a 1-for-25 reverse stock split effected on October 18, 2023.

As previously disclosed in a Form 8-K filed with the Commission on August 15, 2024, the Company’s stockholders approved and adopted the dissolution, liquidation and winding-up of the Company pursuant to the Plan of Liquidation and Dissolution (the “Plan of Dissolution”). In connection with the Plan of Dissolution, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough in the Commonwealth of Massachusetts, on this 27th day of August, 2024.

NEXIMMUNE, INC.

By:	/s/ Craig Jalbert
	Name:	Craig Jalbert
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ Craig Jalbert Craig Jalbert	Director	August 27, 2024